Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces March Quarter 2021 Financial Results

March quarter 2021 GAAP pre-tax loss of $1.5 billion and loss per share of $1.85 on total revenue of $4.2 billion

March quarter 2021 adjusted pre-tax loss of $2.9 billion and adjusted loss per share of $3.55 on adjusted operating revenue of $3.6 billion

Acceleration in demand supported positive cash generation in the month of March, marking a critical milestone in our recovery

ATLANTA, Apr. 15, 2021 – Delta Air Lines (NYSE:DAL) today reported financial results for the March quarter 2021 and provided its outlook for the June quarter 2021. Highlights of the March quarter 2021 results, including both GAAP and adjusted metrics, are on page five and are incorporated here.

“A year after the onset of the pandemic, travelers are gaining confidence and beginning to reclaim their lives. Delta is accelerating into the recovery with our brand stronger and more trusted than ever before,” said Ed Bastian, Delta’s chief executive officer. “Thanks to the incredible efforts of our people, we achieved positive daily cash generation in the month of March, a remarkable accomplishment considering our middle seat block and the low level of demand for business and international travel. If recovery trends hold, we expect positive cash generation for the June quarter and see a path to return to profitability in the September quarter as the demand recovery progresses.”

March Quarter Financial Results

•	Adjusted pre-tax loss of $2.9 billion excludes $1.2 billion of benefit related to the first payroll support program extension (PSP2), which is partially offset among other items by the debt extinguishment charges incurred when prepaying our $1.5 billion slots, gates and routes term loan
•	Adjusted operating revenue of $3.6 billion declined 65 percent on 55 percent lower sellable capacity (see Note A) versus March quarter 2019
•	Total operating expense, which includes the $1.2 billion benefit related to PSP2, decreased $3.9 billion over the March quarter 2019. Adjusted for the benefit related to PSP2 and third-party refinery sales, total operating expense decreased $3.1 billion or 33 percent in the March quarter compared to March quarter 2019, driven by capacity- and revenue-related expense reductions, lower salaries and related costs and strong cost management across the business
•	During the March quarter, cash burn (see Note B) averaged $11 million per day and turned positive in the month of March with cash generation of $4 million per day
•	At the end of the March quarter, the company had $16.6 billion in liquidity, including cash and cash equivalents, short-term investments and undrawn revolving credit facilities. The company had total debt and finance lease obligations of $29.0 billion with adjusted net debt of $19.1 billion, which was higher than prior guidance as a result of aircraft financing decisions

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June Quarter 2021 Outlook

2Q21 Forecast
Scheduled Capacity [1]	Down ~32%
Sellable Capacity [1]	Down ~40%
Total Revenue [1,2]	Down 50% - 55%
Fuel Price ($/gal) [2]	$1.85 - $1.95
CASM-Ex [1,2]	Up 6% - 9%
Capital Expenditures	~$550 million
Adjusted Net Debt [2,3]	$19.0 - $19.5 billion
[1] Compared to June quarter 2019 [2] Non-GAAP measure [3] Includes estimated PSP3 funds of ~$2.7 billion expected to be received in the June quarter 2021

Revenue Environment

“Recent demand trends are encouraging with rising confidence in air travel as vaccination rates improve and travel restrictions ease, with current domestic leisure bookings 85% recovered to 2019 levels,” said Glen Hauenstein, Delta’s president.  “In the June quarter, we expect significant sequential improvement in revenue as leisure demand accelerates into the peak summer period and we add capacity efficiently with the removal of our seat block May 1 with revenues recovering to 45 to 50 percent of 2019.”

Delta’s adjusted operating revenue of $3.6 billion for the March quarter was down 65 percent compared to the March quarter 2019, a four-point sequential improvement from December quarter 2020. Passenger revenues declined 70 percent in the March quarter 2021 compared to March quarter 2019 on 55 percent lower sellable capacity as Delta was the only carrier to continue blocking middle seats. Domestic passenger revenues were down 66 percent versus March quarter 2019, but up more than five-points in comparison to the preceding quarter’s results driven by leisure demand. International passenger revenue remains limited at down 81 percent compared to March quarter 2019, driven by continued travel restrictions.

For the month of March, passenger revenue was 50 percent higher than February, nearly 15-points better than normal seasonality trends driven by momentum in leisure demand. Net cash sales, defined as tickets purchased less tickets refunded, doubled from the month of January to the month of March and are continuing to improve. Corporate demand declined 80 percent versus the March quarter 2019. The corporate recovery showed signs of improvement during the quarter with March volumes improving relative to February at a rate twice the normal seasonal growth between the two months.

Non-ticket revenues outperformed passenger revenues, with cargo revenues up 12 percent versus the March quarter 2019 and total loyalty revenues down 48 percent. American Express remuneration declined 23 percent over the same period as card spend continues to recover faster than passenger traffic.

Cost Performance

“I’m pleased with how the team came together to deliver for each other and our customers, while producing great cost performance.  As the recovery begins to take root, I’m excited to see our focus shift from stabilizing the company’s financial position to creating value by returning to profitability, generating cash and restoring our balance sheet,” said Gary Chase, Delta’s interim co-chief financial officer.  “We expect to narrow our June quarter adjusted pre-tax loss to $1 to $1.5 billion, with progressive improvement to a breakeven result for the month of June.”

Total adjusted operating expense for the March quarter decreased $3.1 billion excluding the $1.2 billion PSP2 benefit and other COVID-19 related items. Delta’s CASM was 9 percent lower than the March quarter 2019. CASM, adjusted was 4.1 percent higher than the March quarter 2019 on 36 percent less capacity. Expense performance was driven by a $923 million, or 47 percent reduction in fuel expense versus the March quarter 2019, a 38 percent reduction in maintenance expense and lower volume- and revenue-related expenses. Salaries and related costs and profit sharing of $2.2 billion were down 25 percent compared to the March quarter 2019. Fuel efficiency (see Note A) improved 12 percent in the March quarter versus the same period in 2019, with nearly half of the improvement a result of our fleet renewal efforts. The rest is driven by factors that we expect to be temporary including reduced air congestion and lower load factors.

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Compared to the March quarter 2019, our total adjusted operating expense was down 33 percent versus our initial guide of down 35 to 40 percent. Higher fuel expense drove a nearly $100 million variance compared to our projections in January. Adjusted fuel price of $1.91 per gallon was up 33 percent for the quarter compared to the December quarter 2020 and above initial expectations on higher than expected market prices and losses at the refinery equivalent to 23¢ per gallon. Non-fuel expenses were higher than projected due to employee-related COVID prevention expenses, including vaccines and testing, and recovery-related costs.

Non-operating expense for the March quarter was up $43 million compared to the March quarter 2019, driven primarily by higher interest expense, partially offset by a gain on our Wheels Up investment.

During the March quarter we have reclassified certain amounts which were previously allocated to regional carrier expense to their natural line items within operating expense. These reclassifications better reflect the nature of these expenses and how management views them. This allocation was approximately $900 million in 2020, including $325 million in the March quarter 2020, and $1.4 billion in 2019, including $355 million in the March quarter 2019. The remaining amounts in the regional carrier expense represent payments to our regional carriers under capacity purchase agreements and the expenses of our wholly owned regional subsidiary, Endeavor Air, Inc. See Note C for a summary of this reallocation by operating expense line item.

Balance Sheet, Cash and Liquidity

“With our cash flow and earnings close to inflection, we have begun our journey of de-levering,” said Gary Chase, Delta’s interim co-chief financial officer. “By the end of the June quarter, we will have reduced financial obligations by nearly $10 billion in a combination of paying down debt and accelerating pension funding since last fall. This reflects an unprecedented turnaround in the health of our pension plans over the last decade, securing the future of our retirees.”

At the end of the March quarter, the company had total debt and finance lease obligations of $29.0 billion with adjusted net debt of $19.1 billion, $8.6 billion higher than December 2019. The company’s total debt had a weighted average interest rate of 4.5 percent at March quarter-end. During the quarter, the company prepaid its $1.5 billion slots, gates and routes term loan. By the end of the June quarter, total debt repaid and pension funding since the end of September quarter 2020 is expected to total nearly $10 billion.

As previously announced during the quarter, the company voluntarily funded $1 billion into its pension plans on April 1. The company is evaluating up to $1 billion of additional voluntary contribution later this year to fully fund the pension plans based on terms included in the recently passed American Rescue Plan Act of 2021 related to pension funding. At this level of funding, investment returns are expected to satisfy future benefit payments, which we believe would eliminate any material cash contributions to the plans going forward.

Cash generated from operations during the quarter was $691 million, including the benefit from PSP2. Daily cash burn averaged $11 million for the quarter, turning positive in the month of March, with cash generation of $4 million per day as consumers gained confidence to travel and began buying tickets for travel further out, driving an extension of the booking curve. With this booking curve improvement, the company’s Air Traffic Liability reversed a three-quarter trend of decline, increasing by more than $800 million since the end of 2020. Travel credits represent nearly 50 percent of the Air Traffic Liability and represent approximately 10 to 15 percent of average daily bookings.

Delta ended the March quarter with $16.6 billion in liquidity, including $2.6 billion in undrawn revolver capacity. The company anticipates receiving approximately $2.7 billion in the June quarter from the U.S. Treasury under PSP3.

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Other Highlights from the March quarter

Culture and People:

•	Restored our people to full hours on January 1, 2021 and announced plans to recall all 1,700 pilots that had been placed on inactive status
•	Vaccinated more than 44 percent of employees as of April 15, 2021 in keeping with our key priority of protecting our people
•	Administered more than 130,000 COVID-19 tests to employees during the quarter as part of our industry-leading testing program to help reduce the transmission of the virus
•	Committed to accelerating the funding of our pension plans with a $1 billion voluntary contribution in April and evaluating up to $1 billion in additional contribution later this year
•	Committed to provide more equitable access to Delta benefits. This year, all Customer Service Agents will become eligible for all Delta benefits, including healthcare, as the Ready Reserve program is sunset
•	Recognized by FORTUNE as the most admired airline in the world for the 10th time
•	Strengthened our executive management team with the addition of Dr. Henry Ting, the industry’s first Chief Health Officer, Alain Bellemare, President-International and Michelle Horn, Chief Strategy Officer

Customer Experience and Loyalty:

•	Earned a hospital-grade “Diamond” rating from Airline Passenger Experience Association for cleanliness
•	Launched industry-first status accelerators, allowing customers to earn up to 75 percent more toward Medallion Status on most ticket types, including Award Travel
•	Announced the return of snack and beverage service to all flights beginning April 14, 2021, with the introduction of contactless payment technology, utilizing input from our flight attendants and our partners at Mayo Clinic
•	Extended the validity of all tickets expiring in 2021 and all tickets purchased in 2021 to now expire December 31, 2022
•	Extended the existing change fee waiver for all tickets purchased through April 30, 2021
•	Created and launched a new interactive digital map to search by price or destination type. The tool integrates with Delta’s streamlined digital Travel Planning Center, a one-stop guide to resources to manage travel restrictions, testing requirements and everything else along the travel journey
•	Introduced nine new routes and added flights to more than 20 top leisure destinations this summer, complementing our recently announced Alaska service expansion
•	Launched enhanced elite reciprocal loyalty benefits on Delta and WestJet

Environmental, Social and Governance:

•	Realized 12 percent in fuel efficiency improvements during the March quarter 2021 vs March quarter 2019, with nearly half the improvement directly tied to our fleet renewal efforts. The remaining impact was driven by operational benefits that we expect to be temporary, including reduced air congestion and lower load factors
•	Collaborating with our corporate customers to address aviation emissions with dedicated sustainable aviation fuels
•	Addressed the majority of our airline’s 13 million metric tons of carbon emissions from March – December 2020 through high quality, verified carbon offsets. Two key projects Delta supported were Rimba Raya and Keo Seima, which protect forests through a community-driven conservation model involving local communities in Indonesia and Cambodia. We expect to address the remaining emissions from that 2020 period during the June quarter 2021
•	Partnered with the State of Georgia and the Hartsfield-Jackson Atlanta International Airport to create free COVID-19 vaccination sites in the ATL airport and at the Delta Flight Museum, with more than 57,000 vaccinations, including to our employees, provided during the March quarter
•	Enhanced hiring practices to reduce bias in job descriptions and qualifications, introducing hiring manager training to ensure fair and inclusive interviews, and improving reporting to monitor diversity in candidates and hires

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Payroll Support Program / Government Grant Accounting

In the March quarter, $1.2 billion of PSP2 was recognized as a contra-expense, which is reflected as “government grant recognition” on the Consolidated Statements of Operations. The remaining funds under PSP2 are expected to be recognized in the June quarter.

March Quarter Results

March quarter results have been adjusted primarily for the government grant recognition, unrealized gains on investments, loss on extinguishment of debt, impairment and equity method losses and restructuring charges as described in the below reconciliations.

	GAAP		$ Change	% Change
($ in millions except per share and unit costs)	1Q21	1Q19
Pre-tax (loss)/income	(1,515)	946	(2,461)	NM
Net (loss)/income	(1,177)	730	(1,907)	NM
Diluted (loss)/earnings per share	(1.85)	1.09	(2.94)	NM
Operating revenue	4,150	10,472	(6,322)	(60)%
Operating expense	5,548	9,452	(3,904)	(41)%
Total debt and finance lease obligations	29,043	10,764	18,279	NM
Fuel expense	1,017	1,978	(961)	(49)%
Total cost per available seat mile (CASM) (cents)	13.83	15.14	(1.31)	(9)%
Total revenue per available seat mile (TRASM) (cents)	10.34	16.78	(6.44)	(38)%
Average fuel price per gallon	1.87	2.06	(0.19)	(9)%

	Adjusted		$ Change	% Change
($ in millions except per share and unit costs)	1Q21	1Q19
Pre-tax (loss)/income	(2,919)	831	(3,750)	NM
Net (loss)/income	(2,256)	639	(2,895)	NM
Diluted (loss)/earnings per share	(3.55)	0.96	(4.51)	NM
Operating revenue	3,610	10,381	(6,771)	(65)%
Operating expense	6,261	9,354	(3,093)	(33)%
Adjusted net debt	19,102	10,198	8,904	87%
Fuel expense	1,040	1,963	(923)	(47)%
CASM, adjusted (cents)	15.61	14.99	0.62	4%
Consolidated unit cost (CASM-Ex) (cents)	13.01	11.49	1.52	13%
TRASM, adjusted (cents)	9.00	16.63	(7.63)	(46)%
Average fuel price per gallon	1.91	2.04	(0.13)	(6)%

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About Delta Air Lines Delta Air Lines (NYSE: DAL) is the U.S. global airline leader in safety, innovation, reliability and customer experience. Powered by our employees around the world, Delta has for a decade led the airline industry in operational excellence while maintaining our reputation for award-winning customer service.

Today, and always, nothing is more important than the health and safety of our customers and employees. Since the onset of the COVID-19 pandemic, Delta has moved quickly to transform the industry standard of clean while offering customers more space across the travel journey. These and numerous other layers of protection ensure a safe and comfortable travel experience for our customers and employees.

With our mission of connecting the people and cultures of the globe, Delta strives to foster understanding across a diverse world and serve as a force for social good.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the material adverse effect that the COVID-19 pandemic is having on our business; the impact of incurring significant debt in response to the pandemic; failure to comply with the financial and other covenants in our financing agreements; the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems; breaches or lapses in the security of technology systems on which we rely; disruptions in our information technology infrastructure; our dependence on technology in our operations; our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to realize the full value of intangible or long-lived assets; labor issues; the effects of weather, natural disasters and seasonality on our business; the cost of aircraft fuel; the availability of aircraft fuel; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management, key employees and our culture; significant damage to our reputation and brand, including from exposure to significant adverse publicity; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive government regulation on our business; the impact of environmental regulation and climate change risks on our business; and unfavorable economic or political conditions in the markets in which we operate.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

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DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
(in millions, except per share data)	2021	2019	$ Change	% Change
Operating Revenue:
Passenger	$2,748	$9,254	$(6,506)	(70)%
Cargo	215	192	23	12%
Other	1,187	1,026	161	16%
Total operating revenue	4,150	10,472	(6,322)	(60)%

Operating Expense:
Salaries and related costs	2,202	2,732	(530)	(19)%
Aircraft fuel and related taxes	1,017	1,978	(961)	(49)%
Ancillary businesses and refinery	706	351	355	NM
Contracted services	519	709	(190)	(27)%
Landing fees and other rents	493	524	(31)	(6)%
Depreciation and amortization	492	615	(123)	(20)%
Regional carrier expense	401	538	(137)	(25)%
Aircraft maintenance materials and outside repairs	294	476	(182)	(38)%
Passenger service	118	288	(170)	(59)%
Passenger commissions and other selling expenses	110	474	(364)	(77)%
Aircraft rent	104	102	2	2%
Restructuring charges	(44)	—	(44)	NM
Government grant recognition	(1,186)	—	(1,186)	NM
Profit sharing	—	220	(220)	(100)%
Other	322	445	(123)	(28)%
Total operating expense	5,548	9,452	(3,904)	(41)%

Operating (Loss)/Income	(1,398)	1,020	(2,418)	NM

Non-Operating Expense:
Interest expense, net	(361)	(83)	(278)	NM
Impairments and equity method losses	(54)	(54)	—	—%
Gain on investments, net	262	100	162	NM
Miscellaneous, net	36	(37)	73	NM
Total non-operating expense, net	(117)	(74)	(43)	58%

(Loss)/Income Before Income Taxes	(1,515)	946	(2,461)	NM

Income Tax Benefit/(Provision)	338	(216)	554	NM

Net (Loss)/Income	(1,177)	730	(1,907)	NM

Basic (Loss)/Earnings Per Share	$(1.85)	$1.10
Diluted (Loss)/Earnings Per Share	$(1.85)	$1.09

Basic Weighted Average Shares Outstanding	636	665
Diluted Weighted Average Shares Outstanding	636	667

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2021	2019	$ Change	% Change
Ticket- Main cabin	$1,399	$4,721	$(3,322)	(70)%
Ticket- Business cabin and premium products	878	3,267	(2,389)	(73)%
Loyalty travel awards	241	692	(451)	(65)%
Travel-related services	230	574	(344)	(60)%
Total passenger revenue	$2,748	$9,254	$(6,506)	(70)%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2021	2019	$ Change	% Change
Ancillary businesses and refinery	$726	$369	$357	97%
Loyalty program	368	474	(106)	(22)%
Miscellaneous	93	183	(90)	(49)%
Total other revenue	$1,187	$1,026	$161	16%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		1Q21 versus 1Q19
Revenue	1Q21($M)	Change vs 2019	Unit Revenue	Yield	Capacity
Domestic	$2,280	(66)%	(53)%	(21)	(27)%
Atlantic	142	(87)%	(59)%	1%	(68)%
Latin America	264	(69)%	(65)%	(26)%	(11)%
Pacific	62	(89)%	(65)%	77%	(69)%
Total Passenger	$2,748	(70)%	(54)%	(15)%	(36)%
Cargo Revenue	215	12%
Other Revenue	1,187	16%
Total Revenue	$4,150	(60)%	(38)%
Third Party Refinery Sales	(540)
Total Revenue, adjusted	$3,610	(65)%	(46)%

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended
	March 31,
	2021	2019	Change
Revenue passenger miles (millions)	17,948	51,617	(65)%
Available seat miles (millions)	40,118	62,416	(36)%
Passenger mile yield (cents)	15.31	17.93	(15)%
Passenger revenue per available seat mile (cents)	6.85	14.83	(54)%
Total revenue per available seat mile (cents)	10.34	16.78	(38)%
TRASM, adjusted - see Note B (cents)	9.00	16.63	(46)%
Total cost per available seat mile (cents)	13.83	15.14	(9)%
CASM-Ex - see Note B (cents)	13.01	11.49	13%
CASM, adjusted - see Note B (cents)	15.61	14.99	4%
Passenger load factor	45%	83%	(38	) pts
Fuel gallons consumed (millions)	545	962	(43)%
Average price per fuel gallon	$1.87	$2.06	(9)%
Average price per fuel gallon, adjusted - see Note B	$1.91	$2.04	(6)%

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2021	2019
Cash Flows From Operating Activities:
Net (loss) income	$(1,177)	$730
Depreciation and amortization	492	615
Changes in air traffic liability	811	1,938
Changes in profit sharing	–	(1,069)
Deferred government grant recognition	847	–
Changes in balance sheet and other, net	(282)	(272)
Net cash provided by operating activities	691	1,942

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance refunds/(payments)	(132)	(1,059)
Ground property and equipment, including technology	(306)	(301)
Purchase of short-term investments	(3,161)	–
Redemption of short-term investments	3,371	206
Other, net	168	58
Net cash used in investing activities	(60)	(1,096)

Cash Flows From Financing Activities:
Proceeds from short-term obligations	–	1,750
Proceeds from long-term obligations	924	500
Payments on debt and finance lease obligations	(1,775)	(1,285)
Repurchase of common stock	–	(1,325)
Cash dividends	–	(233)
Other, net	61	(16)
Net cash used in financing activities	(790)	(609)

Net (Decrease)/Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	(159)	237
Cash, cash equivalents and restricted cash equivalents at beginning of period	10,055	2,748
Cash, cash equivalents and restricted cash equivalents at end of period	9,896	2,985

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$8,460	$1,910
Restricted cash included in prepaid expenses and other	213	57
Other assets:
Cash restricted for airport construction	1,223	1,018
Total cash, cash equivalents and restricted cash equivalents	$9,896	$2,985

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DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in millions)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$8,460	$8,307
Short-term investments	5,575	5,789
Accounts receivable, net	1,837	1,396
Fuel inventory	457	377
Expendable parts and supplies inventories, net	371	355
Prepaid expenses and other	1,153	1,180
Total current assets	17,853	17,404

Property and Equipment, Net:
Property and equipment, net	26,862	26,529

Other Assets:
Operating lease right-of-use assets	5,577	5,733
Goodwill	9,753	9,753
Identifiable intangibles, net	6,009	6,011
Cash restricted for airport construction	1,223	1,556
Equity investments	1,929	1,665
Deferred income taxes, net	2,306	1,988
Other noncurrent assets	1,571	1,357
Total other assets	28,368	28,063
Total assets	$73,083	$71,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$2,983	$1,732
Current maturities of operating leases	653	678
Air traffic liability	5,105	4,044
Accounts payable	3,432	2,840
Accrued salaries and related benefits	2,182	2,086
Loyalty program deferred revenue	2,439	1,777
Fuel card obligation	1,100	1,100
Other accrued liabilities	2,794	1,670
Total current liabilities	20,688	15,927

Noncurrent Liabilities:
Debt and finance leases	26,061	27,425
Noncurrent air traffic liability	250	500
Pension, postretirement and related benefits	10,396	10,630
Loyalty program deferred revenue	4,846	5,405
Noncurrent operating leases	5,568	5,713
Other noncurrent liabilities	4,792	4,862
Total noncurrent liabilities	51,913	54,535

Commitments and Contingencies

Stockholders' Equity:	482	1,534
Total liabilities and stockholders' equity	$73,083	$71,996

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Note A: Scheduled capacity, also referred to as available seat miles or ASMs and which we have historically presented as a capacity measure, equals the total number of seats available for transporting passengers during a reporting period multiplied by the total number of miles flown during that period. Sellable capacity refers to available seat miles after giving effect to blocked seats. Cost and revenue unit metrics in this release, including all measures presented in the statistical summary and in Note B, are calculated on the basis of scheduled capacity. Fuel efficiency refers to the percentage change in fuel consumption rate period over period, which is calculated as fuel gallons consumed divided by ASMs.

Note B: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

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Pre-Tax (Loss)/Income, Net (Loss)/Income, and Diluted (Loss)/Earnings per Share, adjusted. In the current period, pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted exclude the following items directly related to the impact of COVID-19 and our response for comparability with the prior period:

Restructuring charges. During 2020, we recorded restructuring charges, including certain accruals, following strategic business decisions in response to the COVID-19 pandemic. In the March quarter 2021, we recognized $44 million of adjustments to certain of those restructuring charges, representing changes in our estimates.

Government grant recognition. We recognized $1.2 billion of the grant proceeds from the first payroll support program extension as a contra-expense. We are recognizing the grant proceeds as contra-expense based on the periods that the funds are intended to compensate and expect to use all proceeds from the first payroll support program extension by the end of the June quarter 2021.

Impairments and equity method losses. These adjustments relate to recording our share of the losses recorded by our equity method investees.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt that was incurred during the COVID-19 pandemic.

We also regularly adjust pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share for the following items to determine pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted for the reasons described below. We include the income tax effect of adjustments when presenting net (loss)/income, adjusted.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Equity investment MTM adjustments. We adjust for our proportionate share of our equity method investee, Virgin Atlantic’s, hedge portfolio MTM adjustments (recorded in non-operating expense) to allow investors to understand and analyze our core operational performance in the periods shown.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. These gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in companies without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability.

	Three Months Ended			Three Months Ended
	March 31, 2021			March 31, 2021
	Pre-Tax	Income	Net	Net Loss
(in millions, except per share data)	Loss	Tax	Loss	Per Diluted Share
GAAP	$(1,515)	$338	$(1,177)	$(1.85)
Adjusted for:
Restructuring charges	(44)	10	(34)
Government grant recognition	(1,186)	276	(910)
Impairments and equity method losses	54	(12)	42
Loss on extinguishment of debt	56	(13)	43
MTM adjustments and settlements on hedges	(23)	5	(18)
MTM adjustments on investments	(262)	59	(203)
Non-GAAP	$(2,919)	$663	$(2,256)	$(3.55)

	Three Months Ended			Three Months Ended
	March 31, 2019			March 31, 2019
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$946	$(216)	$730	$1.09
Adjusted for:
MTM adjustments and settlements on hedges	8	(2)	6
Equity investment MTM adjustments	(21)	5	(16)
MTM adjustments on investments	(100)	20	(80)
Delta Private Jets adjustment	(1)	—	(1)
Non-GAAP	$831	$(193)	$639	$0.96

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Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted. We adjust operating revenue and TRASM for third party refinery sales for the reasons described below. We make an adjustment related to Delta Private Jets for the same reason described above under the heading pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted.

Third-party refinery sales. We adjust operating revenue and TRASM for refinery sales to third parties to determine operating revenue, adjusted and TRASM, adjusted because these revenues are not related to our airline segment. Operating revenue, adjusted and TRASM, adjusted therefore provides a more meaningful comparison of revenue from our airline operations to the rest of the airline industry.

	Three Months Ended			1Q21 vs 1Q19
(in millions)	March 31, 2021	June 30, 2019	March 31, 2019	% Change
Operating revenue	$4,150	$12,536	$10,472
Adjusted for:
Third-party refinery sales	(540)	(40)	(48)
Delta Private Jets adjustment	–	(49)	(43)
Operating revenue, adjusted	$3,610	$12,448	$10,381	(65)%

	Three Months Ended		Change
(in millions)	December 31, 2020	December 31, 2019
Operating revenue	$3,973	$11,439
Adjusted for:
Third-party refinery sales	(441)	(2)
Delta Private Jets adjustment	–	(53)
Operating revenue, adjusted	$3,532	$11,384	(69)%

	Three Months Ended
	March 31, 2021	March 31, 2019	Change
TRASM (cents)	10.34	16.78
Adjusted for:
Third-party refinery sales	(1.35)	(0.08)
Delta Private Jets adjustment	–	(0.07)
TRASM, adjusted	9.00	16.63	(46)%

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Operating Expense, adjusted and CASM, adjusted. In the current period, operating expense, adjusted and CASM, adjusted exclude the following items directly related to the impact of COVID-19 and our response: restructuring charges and government grant recognition, as discussed above under the heading pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted. We also adjust operating expense and CASM for MTM adjustments and settlements on hedges, third-party refinery sales, and Delta Private Jets for the same reasons described above under the headings pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted, and operating revenue, adjusted and TRASM, adjusted to determine operating expense, adjusted and CASM, adjusted.

	Operating Expense		CASM
	Three Months Ended		Three Months Ended
(operating expense in millions, CASM in cents)	March 31, 2021	March 31, 2019	March 31, 2021	March 31, 2019
GAAP	$5,548	$9,452	13.83	15.14
Adjusted for:
Restructuring charges	44	–	0.11	–
Government grant recognition	1,186	–	2.96	–
MTM adjustments and settlements on hedges	23	(8)	0.06	(0.01)
Third-party refinery sales	(540)	(48)	(1.35)	(0.08)
Delta Private Jets adjustment	–	(42)	–	(0.07)
Non-GAAP	$6,261	$9,354	15.61	14.99

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Cash (Burn)/Generation. We present cash (burn)/generation because management believes this metric is helpful to investors to evaluate the company's ability to maintain liquidity and return to cash generation. The company defines cash (burn)/generation as net cash from operating activities and net cash from investing activities, adjusted for (i) net redemptions of short-term investments, (ii) strategic investments and related, (iii) net cash flows related to certain airport construction projects and other, (iv) aircraft financing arrangements, (v) government grant proceeds, and (vi) other charges that are not representative of our core operations, such as charges associated with our voluntary separation and early retirement programs. Adjustments include:

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Aircraft financing arrangements. Cash flows from payments reported within investing activities related to the purchase of aircraft that are fully financed in the period are removed from free cash flow in calculating daily cash burn to better illustrate the cash generated from our core operations.

Government grant proceeds. Cash flows related to the PSP Extension grant proceeds, reported within operating activities in GAAP results. We adjust free cash flow for this item in calculating daily cash burn to better illustrate the cash from our core operations.

Voluntary programs. Cash flows from the voluntary separation and early retirement programs offered to employees during 2020, reported within operating activities in GAAP results. We adjust free cash flow for this item in calculating daily cash burn to better illustrate the cash from our core operations.

	Three Months Ended	Month Ended
(in millions)	March 31, 2021	March 31, 2021
Net cash provided by operating activities	$691	$1,079
Net cash (used in)/provided by investing activities	(60)	419
Adjustments:
Net redemptions of short-term investments	(210)	(531)
Strategic investments and related	(19)	–
Net cash flows related to certain airport construction projects and other	308	62
Total free cash flow	$710	$1,030
Aircraft financing arrangements	170	57
Government grant proceeds	(2,033)	(1,001)
Voluntary programs	144	43
Adjusted free cash flow	$(1,009)	$128
Days in period	90	31
Average daily cash (burn)/generation	$(11)	$4

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Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents and short-term investments, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	March 31, 2021
Debt and finance lease obligations	$29,043
Plus: sale-leaseback financing liabilities	2,271
Plus: unamortized discount/(premium) and debt issue cost, net and other	226
Adjusted debt and finance lease obligations	$31,540
Plus: 7x last twelve months' aircraft rent	2,819
Adjusted total debt	$34,359
Less: cash, cash equivalents and short-term investments	(14,035)
Less: LGA restricted cash	(1,223)
Adjusted net debt	$19,102

(in millions)	December 31, 2019
Debt and finance lease obligations	$11,160
Plus: unamortized discount/(premium) and debt issue cost, net and other	(115)
Adjusted debt and finance lease obligations	$11,044
Plus: 7x last twelve months' aircraft rent	2,963
Adjusted total debt	$14,007
Less: cash, cash equivalents and short-term investments	(2,882)
Less: LGA restricted cash	(636)
Adjusted net debt	$10,489

(in millions)	March 31, 2019
Debt and finance lease obligations	$10,764
Plus: unamortized discount/(premium) and debt issue cost, net and other	(82)
Adjusted debt and finance lease obligations	$10,683
Plus: 7x last twelve months' aircraft rent	2,809
Adjusted total debt	$13,492
Less: cash, cash equivalents and short-term investments	(1,910)
Less: LGA restricted cash	(1,383)
Adjusted net debt	$10,198

Fuel expense, adjusted and Average fuel price per gallon, adjusted. We adjust fuel expense for MTM adjustments and settlements on hedges and Delta Private Jets for the same reasons described under the heading pre-tax (loss)/income, net (loss)/ income, and diluted (loss)/earnings per share, adjusted.

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
(in millions, except per gallon data)	2021	2020	2019	2021	2020	2019
Total fuel expense	$1,017	$723	$1,978	$1.87	$1.45	$2.06
MTM adjustments and settlements on hedges	23	(6)	(8)	0.04	(0.01)	(0.01)
Delta Private Jets adjustment	–	–	(7)	–	–	(0.01)
Total fuel expense, adjusted	$1,040	$717	$1,963	$1.91	$1.44	$2.04

Percent change 2021 compared to 2019	(47)%

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Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex"). In the current period, CASM-Ex excludes the following items directly related to the impact of COVID-19 and our response: restructuring charges and government grant recognition, as discussed above under the heading pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted. We adjust for refinery sales to third parties for the same reason described above under the heading operating revenue, adjusted and TRASM, adjusted. We adjust for Delta Private Jets for the same reason described above under the heading pre-tax (loss)/income, net (loss)/income, and diluted (loss)/earnings per share, adjusted. We also adjust CASM for the following items to determine CASM-Ex for the reasons described below.

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended			1Q21 vs 1Q19
	March 31, 2021	June 30, 2019	March 31, 2019	% Change
CASM (cents)	13.83	14.51	15.14
Adjusted for:
Restructuring charges	0.11	–	–
Government grant recognition	2.96	–	–
Aircraft fuel and related taxes	(2.54)	(3.19)	(3.17)
Third-party refinery sales	(1.35)	(0.06)	(0.08)
Profit sharing	–	(0.72)	(0.35)
Delta Private Jets adjustment	–	(0.06)	(0.05)
CASM-Ex	13.01	10.47	11.49	13%

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Note C: We previously allocated certain costs (such as landing fees and other rents, salaries and related costs and contracted services) to regional carrier expense in our income statement based on relevant statistics (such as passenger counts). Beginning in the March quarter 2021 we are no longer performing this allocation and have reclassified the costs presented in prior periods to align with this presentation. This reclassification better reflects the nature of, and how management views, these regional carrier related expenses. The remaining amounts in regional carrier expense represent payments to our regional carriers under capacity purchase agreements and the expenses of our wholly owned regional subsidiary, Endeavor Air, Inc.

The tables below show only the impacted operating expense line items in 2020 and 2019. This reclassification has no impact on total operating expense, which remains unchanged.

	Q1 2020		Q2 2020		Q3 2020		Q4 2020
	Previously Reported	Currently Reported	Previously Reported	Currently Reported	Previously Reported	Currently Reported	Previously Reported	Currently Reported
Operating Expense:
Salaries and related costs	$2,771	$2,862	$2,086	$2,127	$1,956	$2,012	$1,940	$2,001
Contracted services	675	748	344	369	379	419	381	417
Landing fees and other rents	467	550	350	422	378	458	323	403
Regional carrier expense	902	577	497	338	488	290	591	380
Passenger commissions and other selling expenses	358	398	45	50	94	100	84	95
Passenger service	257	273	88	91	88	92	90	95
Other	511	533	196	209	238	250	218	236

	Q1 2019		Q2 20219		Q3 2019		Q4 2019
	Previously Reported	Currently Reported	Previously Reported	Currently Reported	Previously Reported	Currently Reported	Previously Reported	Currently Reported
Operating Expense:
Salaries and related costs	$2,639	$2,732	$2,752	$2,847	$2,884	$2,976	$2,949	$3,046
Contracted services	632	709	657	731	685	760	668	742
Landing fees and other rents	419	524	442	548	460	566	440	538
Regional carrier expense	893	538	905	542	900	543	885	536
Passenger commissions and other selling expenses	427	474	538	597	539	597	488	542
Passenger service	271	288	322	340	345	360	313	325
Other	429	445	413	424	476	487	455	469

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